EXHIBIT 99.1

Voyager Oil & Gas Provides Operations Update

BILLINGS, MONTANA – April 16, 2012 --- Voyager Oil & Gas, Inc. (AMEX: VOG) (“Voyager” or the “Company”), an oil and gas exploration and production company with assets in the Williston Basin of North Dakota and Montana with production from Bakken and Three Forks wells, is releasing an operations update.

Highlights include:

•	Approximately 33,000 net acres in the Williston Basin as of March 31, 2012
•	100% of acreage acquired during 1Q2012 has received AFEs
•	First quarter 2012 average production of about 600 barrels of oil equivalent per day (“BOEPD”), a 50% increase over fourth quarter 2011, exceeding Company projections
•	5.03 net (120 gross) wells producing from the Bakken or Three Forks as of March 31, 2012 after adding 2.04 net (38 gross) Bakken/Three Forks wells to production during the quarter with another 2.05 net (42 gross) wells being drilled or awaiting completion as of March 31, 2012
•	Currently on track to meet 2012 guidance

Acreage Update

As of March 31, 2012, Voyager held 32,823 net acres of mineral right leases in the Williston Basin. During the first quarter 2012, Voyager increased its leasehold interests in the Williston Basin by 899 net mineral acres at an average cost of $2,048 per acre. 100% of the acreage acquired during the quarter either had an authorization for expenditure (“AFE”) attached to the lease, or the Company subsequently received an AFE. Therefore, all of the mineral right leaseholds purchased during the quarter are expected to be held by production (“HBP”) and to add to production and cash flow over the next several months.

There are currently over 215 rigs drilling in the Williston Basin with 210 rigs drilling in North Dakota and from 5 to 10 rigs drilling in northeastern Montana. The Company expects that the strong level of drilling activity will help to convert its mineral right leases into producing wells at an accelerating pace. Approximately 29% of Voyager’s current acreage is HBP, either by producing wells or wells that are in the process of being drilled or awaiting completion. The Company estimates that it will have approximately 50% of its current acreage to be HBP by the end of 2012. Voyager did not experience any lease expirations during first quarter 2012. Approximately 1,735 net acres or 5% of the Company’s total leasehold interests have expiration dates in 2012. Considering the pace of drilling, Voyager believes this acreage could be HBP before expiration.

Voyager’s leasehold interests in the Williston Basin are primarily minority or non-operator interests that represent less than controlling interests, and the Company participates in the development of wells in these interests as a non-operator. The Company also holds about 7,500 net acres in which it has controlling interest or could have controlling interest based on the size of its interests. The Company has a majority working interest in at least four 1,280-acre units and one 640-acre unit and holds interests of at least 40% in sixteen 640-acre sections. This acreage is in the path of development and Voyager has the option to control development or trade acreage with operators that want controlling interests.

Production Update

First quarter 2012 average production exceeded Company projections despite a number of wells that operators had shut-in for rework during the quarter. Although the Company has not yet received production reports from all of its operators, Voyager estimates first quarter 2012 average production to be approximately 600 barrels of oil equivalent per day (“BOEPD”), which represents an approximate 50% increase above its fourth quarter 2011 average production of 397 BOEPD. We estimate crude oil to be about 95% of the first quarter 2012 BOE sales.

Voyager had 5.03 net (120 gross) Williston Basin wells producing from the Bakken and Three Forks formations at March 31, 2012. The Company added 2.04 net (38 gross) Bakken/Three Forks wells to production during the quarter, a 68% increase in number of net producing wells compared to the 2.99 net wells producing at December 31, 2011. An additional 2.05 net (42 gross) wells were being drilled or awaiting completion as of March 31, 2012. Assuming a 100% successful completion rate, the Company will have 7.08 net (162 gross) Williston Basin producing wells.

On Track to Meet Guidance

Voyager is on track to meet its previous guidance of adding 6 net wells to production in 2012 and to spud 10 net wells during 2012. The Company expects to experience a significant increase in second quarter 2012 production over first quarter production due to higher working interest wells coming onto production late in first quarter and early in second quarter 2012.

The Company continues to fund its growth with cash flow from operations and using its existing credit facility with Macquarie Bank. The flexibility of having a Tranche B facility at LIBOR plus 7.5% that can convert to lower cost Tranche A facility at LIBOR plus 3.25% allows Voyager to fund development at a relatively low cost of capital.

First Quarter 2012 Earnings Release

Voyager intends to file its quarterly report on Form 10-Q, including its complete financial and operational results for the quarter ended March 31, 2012, along with issuing a related press release on Tuesday, May 8, 2012.

If you would like to receive timely information on Voyager Oil & Gas when it hits the newswire, you may sign up for Voyager's email news alert system today at: http://www.VOG-IR.com

About Voyager Oil & Gas

Voyager Oil & Gas, Inc. combines low overhead, organic acreage acquisition and strong joint venture relationships to exploit its oil and gas prospects. Voyager is an exploration and production company focused on acquiring acreage in prospective natural resource plays in the continental United States. The Company’s primary business is focused on properties in North Dakota and Montana targeting the Bakken and Three Forks formations. Voyager currently controls approximately 144,000 net acres in the following five primary prospect areas:

•	33,000 core net acres targeting the Bakken/Three Forks in North Dakota and Montana;
•	2,400 net acres targeting the Niobrara formation in Colorado and Wyoming;
•	800 net acres targeting a Red River prospect in Montana;
•	33,500 net acres in a joint venture targeting the Heath Shale formation in Musselshell, Petroleum, Garfield and Fergus Counties of Montana; and
•	74,700 net acres in a joint venture in and around the Tiger Ridge natural gas field in Blaine, Hill and Chouteau Counties of Montana.

For additional information on Voyager Oil & Gas visit the Company's website at: http://www.voyageroil.com

Forward Looking Statements

This press release contains forward-looking statements regarding future events and future results that are subject to the safe harbors created under the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act"). All statements other than statements of historical facts included in this report regarding Voyager's financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. When used in this report, forward-looking statements are generally accompanied by terms or phrases such as "estimate," "project," "predict," "believe," "expect," "anticipate," "target," "plan," "intend," "seek," "goal," "will," "should," "may" or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond Voyager's control) that could cause actual results to differ materially from those set forth in the forward-looking statements. Voyager has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond Voyager's control.

Contact:

Voyager Oil & Gas, Inc.

Marty Beskow

Executive Vice President

406-245-4901

marty.beskow@voyageroil.com

Investor Relations Contact:

The WSR Group

Gerald Kieft

IR@TheWSRgroup.com

772-219-7525